Energy XXI Gulf Coast, Inc.

Offer to Exchange Newly Issued 16% Second Lien Junior Secured Notes due 2014
(the “Second Lien Notes”) for up to $360 Million Outstanding Principal
Amount of 10% Senior Notes due 2013 (the “Senior Notes”)

and

Solicitation of Consents to Amendments to the Indenture

Expiration Date:	Midnight, New York City time, on October 2, 2009, unless extended.
Early Tender Date:	5:00 p.m., New York City time, on September 18, 2009, unless extended.
Withdrawal Deadline:	5:00 p.m., New York City time, on September 18, 2009, unless extended.

September 4, 2009

To:	BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

Energy XXI Gulf Coast, Inc., a Delaware corporation (the “Company”), is offering to exchange its newly issued 16% Second Lien Junior Secured Notes due 2014 (the “Second Lien Notes”) for up to $360 million outstanding principal amount of 10% Senior Notes due 2013 (the “Senior Notes”) upon and subject to the terms and conditions set forth in the Confidential Offering Circular and Consent Solicitation Statement and the Letter of Transmittal and Consent (together, the “Offering Documents”).

We are requesting that you contact your clients for whom you hold Senior Notes regarding the exchange offer and consent solicitation. For your information and for forwarding to your clients for whom you hold Senior Notes registered in your name or in the name of your nominee, or who hold Senior Notes registered in their own names, we are enclosing the following documents:

1.	The Confidential Offering Circular and Consent Solicitation Statement dated September 4, 2009;
2.	The Letter of Transmittal and Consent (for your use and for the information of your clients);
3.	A form of letter that may be sent to your clients for whose account you hold Senior Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offer and consent solicitation;
4.	Return envelopes addressed to Wells Fargo Bank, National Association, the Exchange Agent for the exchange offer and consent solicitation; and
5.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

We urge you to contact your clients as promptly as possible in order to obtain their instructions. Please note that the Early Tender Date (as defined in the Offering Documents) is 5:00 p.m., New York City time on September 18, 2009, unless extended, and the Expiration Date (as defined in the Offering Documents) is Midnight, New York City time, on October 2, 2009, unless extended.

The Depository Trust Company (“DTC”) participants may tender their Senior Notes by (i) validly transmitting their acceptance to DTC through DTC’s Automated Tender Offer Program (“ATOP”) or (ii) completing, signing and dating the Letter of Transmittal and Consent according to the instructions set forth in the Offering Documents and delivering the Letter of Transmittal and Consent, together with any signature guarantees, and any certificates representing the Senior Notes and other required documents to the Exchange Agent at its address set forth in the Letter of Transmittal and Consent, all in accordance with the instructions set forth in the Offering Documents.

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Confidential Offering Circular and Consent Solicitation Statement and the related documents to the beneficial owners of Senior Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Senior Notes pursuant to the Confidential Offering Circular and Consent Solicitation Statement, except as set forth in Instruction 6 of the Letter of Transmittal and Consent.

Any inquiries you may have with respect to the Confidential Offering Circular and Consent Solicitation Statement, or requests for additional copies of the enclosed materials, should be directed to Wells Fargo Bank, National Association, the Exchange Agent, or D.F. King & Co., Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the front of the Letter of Transmittal and Consent.

Very truly yours,

ENERGY XXI GULF COAST, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER AND CONSENT SOLICITATION, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING DOCUMENTS.

Enclosures